Exhibit 21.1

                          Subsidiaries of Registrant
                Interwest Medical Equipment Distributors, Inc.
                        Interwest Home Pharmacy, Inc.
                           Northwest Homecare, Inc.
                    Interwest Home Medical - Arizona, Inc.























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